Exhibit 4(a)
BANK OF AMERICA CORPORATION

FORM OF
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 1
(Par Value $0.01 Per Share)

     Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors conferred by Section 151 of the General Corporation Law of the State of Delaware, at a meeting duly convened and held on [ ], 2008:
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Corporation’s previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares thereof and establishes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:
     FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES 1
     (1) Number of Shares and Designation. 21,000 shares of the preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of preferred stock, par value $0.01 per share, designated as Floating Rate Non-Cumulative Preferred Stock, Series 1 (hereinafter called the “Preferred Stock, Series 1”).
     (2) Dividends. (a) The holders of shares of the Preferred Stock, Series 1, shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), out of assets of the Corporation legally available under Delaware law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Section (2) applied to the amount of $30,000 per share. Such dividends shall be payable quarterly, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized committee thereof), on February 28, May 28, August 28 and November 28 (the “Payment Dates”) commencing on [ ], 200[ ]; provided that if any such Payment Date is not a New York Business Day and London Business Day, dividends (if declared) on the Preferred Stock, Series 1, will be paid on the immediately succeeding New York Business Day and London Business Day, without interest, unless such day falls in the next calendar month, in which case the Payment Date will be the immediately preceding New York Business Day and London Business Day. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, Series 1, as they appear on the stock register of the Corporation on such record dates, which shall be a date not more than 30 nor less than 10 days preceding the applicable Payment Dates, as shall be fixed by the Board of Directors of the Corporation (or a duly authorized committee thereof). “London Business Day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market. A “New York Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.
     (b) (i) Dividend periods (“Dividend Periods”) shall commence on each Payment Date (other than the initial Dividend Period which shall be deemed to have commended on [ ]) and shall end on and include the calendar day next preceding the first day of the next Dividend Period. The dividend rate on the shares of Preferred Stock, Series 1 for each Dividend Period shall be a floating rate per annum equal to three-month U.S. dollar LIBOR plus 0.75%, but in no event will the rate be less than 3.00% per annum, of the $30,000 liquidation preference per share of Preferred Stock, Series 1.
     LIBOR, with respect to a Dividend Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period that normally appears on Moneyline Telerate Page 3750, as displayed on page “BBAM” (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg Professional Service (or any other service that may replace Moneyline Telerate, Inc. on page BBAM or any other page that may replace page BBAM on the Bloomberg Professional Service or a successor service, in each case, for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m. (London time) on the second London Business Day immediately preceding the first day of such Dividend Period.
     If LIBOR cannot be determined as described above, the Corporation will select four major banks in the London interbank market. The Corporation will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such Dividend Period. These quotations will be for deposits in U.S. dollars for a three month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.
     If two or more quotations are provided, LIBOR for the Dividend Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Corporation will select three major banks in New York City and will then determine LIBOR for the Dividend Period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period. The rates quoted will be for loans in U.S. dollars, for a three month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Corporation are quoting rates, LIBOR for the applicable period will be the same as for the immediately preceding Dividend Period.
     (ii) The amount of dividends payable for each full Dividend Period (including the initial Dividend Period) for the Preferred Stock, Series 1, shall (if and when declared, as herein provided) be computed by dividing the dividend rate by four, rounded to the nearest one-hundredth of a percent, with five one-thousandths rounded upwards, and applying the resulting rate to the amount of $30,000 per share. The amount of dividends payable for any period shorter than a full Dividend Period on the Preferred Stock, Series 1, shall (if and when declared, as herein provided) be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month. The amount of dividends payable on the Preferred Stock, Series 1, shall be rounded to the nearest cent, with one-half cent being rounded upwards.
     (c) So long as any shares of the Preferred Stock, Series 1 are outstanding, the Corporation may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to the preferred stock of the Corporation of any series and any other stock of the Corporation ranking, as to dividends, on a parity with the Preferred Stock, Series 1 unless for such Dividend Period full dividends on all outstanding shares of Preferred Stock, Series 1 have been declared, paid or set aside for payment. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series 1, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, Series 1, all dividends declared upon shares of the Preferred Stock, Series 1, and any other preferred stock and other stock of the Corporation ranking on a parity as to dividends (whether cumulative or non-cumulative) shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock, Series 1, and all such other stock of the Corporation shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock, Series 1 (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and all such other stock bear to each other.
     (d) So long as any shares of the Preferred Stock, Series 1 are outstanding, the Corporation may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any Common Stock or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Preferred Stock, Series 1 unless full dividends on all outstanding shares of Preferred Stock, Series 1 has been declared, paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock or other of the Corporation’s capital stock ranking junior to Preferred Stock, Series 1 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (y) redemptions or purchases of any rights pursuant to the Amended and Restated Rights Agreement, adopted on December 2, 1997 or any agreement that replaces such Amended and Restated Rights Agreement, or by conversion or exchange for the Corporation’s capital stock ranking junior to Preferred Stock, Series 1 as to dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation and (z) purchases by the Corporation or its affiliates in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock); provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Preferred Stock, Series 1 in the event that dividends have not been declared or paid on the Preferred Stock, Series 1 in respect of any prior Dividend Period. If the full dividend on the Preferred Stock, Series 1 is not paid for any Dividend Period, the holders of Preferred Stock, Series 1 will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Common Stock or other of the Corporation’s capital stock ranking junior to Preferred Stock, Series 1 as to dividends and dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation.
     (e) No dividends may be declared or paid or set aside for payment on any shares of Preferred Stock, Series 1 if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Preferred Stock, Series 1.
     (f) Holders of shares of the Preferred Stock, Series 1, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock, Series 1. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock, Series 1, which may be in arrears.
     (3) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series 1, upon liquidation, dissolution, or winding up, the holders of the shares of the Preferred Stock, Series 1, shall be entitled to receive $30,000 per share plus an amount equal to declared and unpaid dividends, without accumulation of undeclared dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series 1, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series 1, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series 1, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series 1, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this Section (3), neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the consolidation, merger or combination of the Corporation into or with one or more corporations or the consolidation, merger or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this Section (3).
     (b) After payment shall have been made in full to the holders of Preferred Stock, Series 1, as provided in this Section (3), the holders of Preferred Stock, Series 1 will not be entitled to any further participation in any distribution of assets of the Corporation. Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock, Series 1, upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series 1, as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred Stock, Series 1, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series 1, shall not be entitled to share therein.
     (4) Redemption. (a) The Preferred Stock, Series 1, may not be redeemed prior to November 28, 2009. On and after November 28, 2009, the Corporation, at its option, may redeem shares of the Preferred Stock, Series 1, as a whole at any time or in part from time to time, at a redemption price of $30,000 per share, together in each case with declared and unpaid dividends, without accumulation of any undeclared dividends. The Chief Financial Officer or the Treasurer may exercise the Corporation’s right to redeem the Preferred Stock, Series 1 as a whole at any time without further action of the Board of Directors or a duly authorized committee thereof. The Corporation may only elect to redeem the Preferred Stock, Series 1 in part pursuant to a resolution by the Board of Directors or a duly authorized committee thereof.

     (b) In the event the Corporation shall redeem shares of Preferred Stock, Series 1, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock, Series 1, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. The Corporation’s obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series 1, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series 1, so called for redemption shall look only to the Corporation for payment of the redemption price.
     Upon surrender, in accordance with said notice, of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If less than all the outstanding shares of Preferred Stock, Series 1, are to be redeemed, shares to be redeemed shall be selected by the Board of Directors of the Corporation (or a duly authorized committee thereof) from outstanding shares of Preferred Stock, Series 1, not previously called for redemption by lot or pro rata or by any other method determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     The Preferred Stock, Series 1 will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Preferred Stock, Series 1 will have no right to require redemption of any shares of Preferred Stock, Series 1.
     (5) Terms Dependent on Regulatory Changes. If, (a) after the date of the issuance of the Preferred Stock, Series 1, the Corporation (by election or otherwise) becomes subject to any law, rule, regulation or guidance (together, “Regulations”) relating to its capital adequacy which Regulation (x) provides for a type or level of capital characterized as “Tier 1” in, or pursuant to Regulations of any governmental agency, authority or body having regulatory jurisdiction over the Corporation and implementing, the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, or any other United States national governmental agency, authority or body, or (y) provides for a type or level of capital that in the judgment of the Board of Directors (or a duly authorized committee thereof) after consultation with legal counsel of recognized standing is substantially equivalent to such “Tier 1” capital (such capital described in either (x) or (y) is referred to below as “Tier 1 Capital”), and (b) the Board of Directors (or a duly authorized committee thereof) affirmatively elects to qualify the Preferred Stock, Series 1 for such Tier 1 Capital treatment without any sublimit or other quantitative restrictions on the inclusion of such Preferred Stock, Series 1 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) under such Regulations, then, upon such affirmative election, the terms of the Preferred Stock, Series 1 shall automatically be amended to reflect the following modifications (without any action or consent by the holders of the Preferred Stock, Series 1 or any other vote of stockholders of the Corporation):
     (i) If and to the extent such modification is a Required Unrestricted Tier 1 Provision (as defined below), the Corporation’s right to redeem the Preferred Stock, Series 1 on and after November 28, 2009 pursuant to Section 4 hereof shall be restricted (such restrictions including but not limited to any requirement that the Corporation receive prior approval for such redemption from any applicable governmental agency, authority or body or that such redemption be prohibited);
     (ii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, the Corporation’s right to make distributions with respect to, or redeem, purchase or acquire or make payments on, securities junior to the Preferred Stock, Series 1 (upon a non-payment of dividends on the Preferred Stock, Series 1) shall become subject to additional restrictions (other than those set forth in Section 2(d) hereof) pursuant to the terms of the Preferred Stock, Series 1; and
     (iii) If and to the extent such modification is a Required Unrestricted Tier 1 Provision, any other new provisions or terms shall be added to the Preferred Stock, Series 1, or existing terms shall be modified; provided, however, that no such provision or term shall be added, and no such modification shall be made pursuant to the terms of this Section 5(iii), if it would alter or change the rights, powers or preferences of the shares of the Preferred Stock, Series 1 so as to affect the shares of the Preferred Stock, Series 1 adversely.
     As used above, the term “Required Unrestricted Tier 1 Provision” means a term which is, in the written opinion of legal counsel of recognized standing and delivered to the Corporation, required for the Preferred Stock, Series 1 to be treated as Tier 1 Capital of the Corporation without any sublimit or other quantitative restriction on the inclusion of such Preferred Stock, Series 1 in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) pursuant to the applicable Regulations. The Corporation shall provide notice to holders of any Preferred Stock, Series 1 of any such changes in the terms of the Preferred Stock, Series 1 made pursuant to the terms of this Section 5 on or about the date of effectiveness of any such modification and shall maintain a copy of such notice on file at the principal offices of the Corporation. A copy of the relevant Regulations shall also be on file at the principal offices of the Corporation and, upon request, will be made available to such holders.

     (6) Voting Rights. The Preferred Stock, Series 1, shall have no voting rights, except as hereinafter set forth or as otherwise from time to time required by law.
     The holders of the Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together with the holders of Common Stock as one class. Each share of Preferred Stock shall be entitled to 150 votes.
     Whenever dividends payable on the Preferred Stock, Series 1, have not been declared or paid for such number of Dividend Periods, whether or not consecutive, which in the aggregate is equivalent to six Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Preferred Stock, Series 1, shall have the exclusive right, voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the Preferred Stock, Series 1, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (to the extent such other series of preferred stock are entitled to vote pursuant to the terms thereof), to vote for the election of two additional directors at the next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Preferred Stock, Series 1, shall be entitled to three votes for each share of Preferred Stock, Series 1 held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of Preferred Stock, Series 1, (either alone or together with the holders of shares of all other series of preferred stock ranking on such a parity) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series 1, voting as a class with holders of shares of all other series of preferred stock ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until all dividends on such shares of Preferred Stock, Series 1, shall have been paid in full for at least four Dividend Periods following the Nonpayment. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment in the payment of dividends as aforesaid.
     Upon termination of the right of the holders of the Preferred Stock, Series 1, to vote for directors as provided in the previous paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting rights shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions hereof.
     So long as any shares of the Preferred Stock, Series 1, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series 1, outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the Preferred Stock, Series 1, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:
     (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series 1, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or
     (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or of the resolutions set forth in a Certificate of Designations for such Preferred Stock, Series 1, which would adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series 1, or of the holders thereof;
provided, however, that any increase in the amount of issued Preferred Stock, Series 1 or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock, Series 1, with respect to the payment of dividends (whether such dividends were cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.
     Without the consent of the holders of the Preferred Stock, Series 1, so long as such action does not adversely affect the interests of holders of Preferred Stock, Series 1, the Corporation may amend, alter, supplement or repeal any terms of the Preferred Stock, Series 1:
     (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in a Certificate of Designations for such Preferred Stock, Series 1 that may be defective or inconsistent; or
     (ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock, Series 1 that is not inconsistent with the provisions of a Certificate of Designations for such Preferred Stock, Series 1.
     The rules and procedures for calling and conducting any meeting of the holders of Preferred Stock, Series 1 (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors of the Corporation, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock, Series 1 are listed at the time.
     The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock, Series 1, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

     (7) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series 1, may deem and treat the record holder of any share of such Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
     (8) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:
     (i) on a parity with the Preferred Stock, Series 1, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series 1, if the holders of such class of stock and the Preferred Stock, Series 1, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates (whether cumulative or non-cumulative) or liquidation prices, without preference or priority one over the other; and
     (ii) junior to the Preferred Stock, Series 1, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Preferred Stock, Series 1, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.
     (iii) The Shares of Preferred Stock of the Corporation designated “Floating Rate Non-Cumulative Preferred Stock, Series 2,” “6.375% Non-Cumulative Preferred Stock, Series 3,” “Floating Rate Non-Cumulative Preferred Stock, Series 4,” “Floating Rate Non-Cumulative Preferred Stock, Series 5,” “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6,” “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7,” “8.625% Non-Cumulative Preferred Stock, Series 8,” “Cumulative Redeemable Preferred Stock, Series B,” “Floating Rate Non-Cumulative Preferred Stock, Series E,” “6.204% Non-Cumulative Preferred Stock, Series D,” “Floating Rate Non-Cumulative Preferred Stock, Series F,” “Adjustable Rate Non-Cumulative Preferred Stock, Series G,” “8.20% Non-Cumulative Preferred Stock, Series H,” “6.625% Non-Cumulative Preferred Stock, Series I,” “7.25% Non-Cumulative Preferred Stock, Series J,” “7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L,” “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K,” and “Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M,” and any other class or series of stock of the Corporation hereafter authorized that ranks on parity with the Preferred Stock, Series 1, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall be deemed to rank on a parity with the shares of the Preferred Stock, Series 1, as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.
     (9) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series 1, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.
     (10) Notices. All notices or communications unless otherwise specified in the By-laws of the Corporation or the Amended and Restated Certificate of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or by first class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.
     IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this [  ] day of [  ], 200[  ].

BANK OF AMERICA CORPORATION

By:
Name: Teresa M. Brenner
Title: Associate General Counsel